Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fauquier Bankshares, Inc.
Warrenton, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-100539, Form S-3D No. 333-115681, and Form S-8 No. 333-122532 of Fauquier Bankshares, Inc. of our report, dated March 19, 2012, relating to the consolidated financial statement of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011 appearing in this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2011.

/s/ Smith Elliott Kearns & Company, LLC
Chambersburg, Pennsylvania
March  19, 2012